1997 EXECUTIVE OFFICERS STOCK OPTION AGREEMENT

        Palatin Technologies, Inc., a Delaware corporation (the "Company") and Edward J. Quilty, Carl Spana and Charles L. Putnam (each individually an "Optionee" and together the "Optionees") agree:

        1. Recitals. As of the date hereof, the Board of Directors of the Company approved the grant of nonqualified stock options (each individually an "Option" and together the "Options") to Optionees to purchase Palatin Common Stock (as defined in Section 2 below), for the purpose of providing additional compensation to Optionees and to induce Optionees, who are key executive officers of the Company, to remain in the employ and service of the Company. This 1997 Executive Officers Stock Option Agreement (the "Agreement") sets forth the terms and conditions of the grant of the Options, and is effective as of June 3, 1997.

        2. Definitions. In addition to capitalized terms defined in context, the following capitalized terms have the following meanings in this Agreement:
        "Committee" means the Compensation Committee of the Company's Board of Directors, or if the Company's Board of Directors has not established a Compensation Committee, then it is the Company's Board of Directors.
        "Employee" means an employee or consultant of the Company or its present or future subsidiaries (the "Subsidiaries").
        "Option Price" means the number of shares of Option Stock as to which an Option is being exercised, multiplied by the Exercise Price per share.
        "Option Stock" means Palatin Common Stock obtained upon exercise of an Option.
        "Palatin Common Stock" means the $.01 par value common stock of the Company, or any other stock issuable upon exercise of the Option as adjusted pursuant to this Agreement, or as substituted or assumed as permitted by this Agreement.

        3. Grant of Options. Effective as of June 3, 1997, the Company grants nonqualified stock options as follows:

---------------------------------------------------------------------------
                                                             EXERCISE PRICE
     OPTIONEE                    NUMBER OF SHARES              PER SHARE
---------------------------------------------------------------------------
Edward J. Quilty                      49,472                     $4.96
---------------------------------------------------------------------------
Carl Spana                            26,766                     $4.96
---------------------------------------------------------------------------
Charles L. Putnam                     26,766                     $4.96
---------------------------------------------------------------------------

The foregoing number of shares of Palatin Common Stock and exercise price per share are stated after giving effect to the 1-for-4 reverse split of Palatin Common Stock effected on September 5, 1997.



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        4. Exercisability of Options. The Option is exercisable by each Optionee as follows:


Edward J. Quilty        In 17 equal monthly installments on the 16th day of each
                        month following July 1, 1997

Carl Spana              As to  one-third  of the total number of shares on  July
                        1, 1997, with an additional one-third exercisable on July 1, 1998 and the remaining one-third exercisable on July 1, 1999

Charles L. Putnam       As to  one-third of the total number of shares  on  July
                        1,   1997,   with  an   additional one-third exercisable
                        on July 1, 1998 and the remaining one-third exercisable on July 1, 1999


The exercisability of each Option is cumulative, so that after any portion of an Option becomes exercisable, that portion will remain exercisable until the Final Expiration Date (as defined in Section 6 below).

        5. Exercise of Option; conditions on exercise. If the Company determines that exercise of an Option or issuance of Option Stock will violate any tax, securities or other law or regulation, then the Optionee may not exercise the Option until the Company determines that the exercise or issuance will comply with that law or regulation. Otherwise, the Optionee may exercise all or any part of the exercisable portion of an Option by delivering written notice directed to the Vice President and Chief Financial Officer of the Company at the Company's principal place of business (214 Carnegie Center, Suite 100, Princeton, New Jersey, 08540, or such other address as the Company may specify in writing to the Optionee), stating the number of shares of Option Stock which the Optionee intends to purchase, along with payment in immediately available U.S. funds of the Option Price for the number of shares specified, and the entry by the Optionee into such arrangements with the Company with respect to federal income tax withholding as the Company may reasonably require. The Company will issue and deliver the shares of Option Stock promptly upon exercise. In lieu of issuing fractional shares of Palatin Common Stock, the Company will pay the Optionee cash for any fraction of a share exercised, at the rate of the closing market price per share of Palatin Common Stock on the date of exercise or last date preceding exercise on which Palatin Common Stock was traded, as quoted on any national securities exchange or automated quotation system, including the OTC Electronic Bulletin Board, on which the Palatin Common Stock is traded.

        6. Period for exercise of Options. Each Option will be exercisable until June 3, 2007 (the "Final Expiration Date"), subject to earlier termination as set forth in Section 7 below.

        7. Termination of employment and Option. A. In the event an Optionee leaves the employ of the Company and the Subsidiaries or ceases to serve as a consultant to the Company, whether voluntarily or otherwise, each Option theretofore granted to him which shall not have theretofore expired or otherwise been canceled shall, to the extent not theretofore exercised, terminate upon the earlier to occur of the expiration of 90 days after the date of such Optionee's

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termination   of   employment  or  service  and  the  Final   Expiration   Date.
Notwithstanding the foregoing, if a Optionee's employment by the Company and the Subsidiaries or service as a consultant is terminated for "cause" (as defined herein), each Option theretofore granted to him which shall not have theretofore expired or otherwise been canceled shall, to the extent not theretofore exercised, terminate forthwith.

        B. For purposes of the foregoing, the term "cause" shall mean: (i) the commission by an Optionee of any act or omission that would constitute a crime under federal, state or equivalent foreign law, (ii) the commission by an Optionee of any act of moral turpitude, (iii) fraud, dishonesty or other acts or omissions that result in a breach of any fiduciary or other material duty to the Company and/or the Subsidiaries or (iv) continued alcohol or other substance abuse that renders an Optionee incapable of performing his material duties to the satisfaction of the Company and/or the Subsidiaries.

        8. Adjustment of Number of Shares. A. In the event that a dividend shall be declared upon the Palatin Common Stock payable in shares of Palatin Common Stock, the number of shares of Palatin Common Stock then subject to any Option shall be adjusted by adding to each share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Palatin Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then there shall be substituted for each share of Palatin Common Stock then subject to any Option the number and kind of shares of stock or other securities into which each outstanding share of Palatin Common Stock shall be so changed or for which each such share shall be exchanged.

        B. In the event that there shall be any change, other than as specified in this section, in the number or kind of outstanding shares of Palatin Common Stock, or of any stock or other securities into which Palatin Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any Option, such adjustment shall be made by the Committee and shall be effective and binding for all purposes.

        C. No adjustment or substitution provided for in this section shall require the Company to sell a fractional share.

        D. In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, then, except as otherwise provided in the second sentence of subsection A above, each Option, to the extent not theretofore exercised, shall terminate forthwith.


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


        9. Transferability of Option and Option Stock. The Option is not transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the Optionee's lifetime, only by the Optionee. The Company may restrict transferability of Option Stock issued upon exercise, in order to comply, in the Company's judgment, with federal and state securities laws and/or the requirements of any stock exchange on which the Palatin Common Stock is then traded.

        10. Purchase for investment and withholding. Unless the Option Shares to be issued upon the exercise of the Option shall be registered prior to the issuance thereof under the Securities Act of 1933, as amended, the Optionee will, as a condition of the Company's obligation to issue such Option Shares, be required to give a representation in writing that he is acquiring such shares for his own account as an investment and not with a view to, or for sale in connection with, the distribution of any thereof.

        11. Stockholder rights. Neither the Optionee nor the Optionee's successor has any of the rights of a stockholder of the Company, with respect to any Option Stock, until the Company has received payment in full of the Option Price for that Option Stock upon exercise.

        12. Miscellaneous. This Agreement benefits and is binding on the parties, their successors and assigns, represents the entire agreement of the parties as to its subject matter, may be modified only in writing signed by the parties (except as permitted under Section 8 of this Agreement), and is governed by the laws of the state of Delaware.

Dated as of June 3, 1997.

Palatin Technologies, Inc.                        Optionee:


by___________________________                     ___________________________
        Stephen T. Wills                          Edward J. Quilty
        Vice President and
        Chief Financial Officer
                                                  ___________________________
                                                  Carl Spana


                                                  ___________________________
                                                  Charles L. Putnam






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